Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports First Quarter 2017 Results

HIGHLIGHTS

•	First quarter 2017 earnings per fully diluted share improved to $0.49 compared to a loss of $0.06 in 2016

•	First quarter 2017 adjusted earnings per fully diluted share increased 27% from 2016 to $0.61

•	First quarter 2017 net sales increased 20.9% compared to last year

•	The Private Brands acquisition contributed an extra month of results in 2017 compared to 2016

•	TreeHouse reaffirms full year guidance and issues second quarter earnings per fully diluted share guidance of $0.45 to $0.55

Oak Brook, IL, May 4, 2017 — TreeHouse Foods, Inc. (NYSE: THS) today reported first quarter GAAP earnings per fully diluted share of $0.49 compared to a GAAP loss of $0.06 reported for the first quarter of 2016. The Company reported adjusted earnings per fully diluted share1 for the first quarter of $0.61 compared to adjusted earnings of $0.48 for the first quarter of 2016.

“This quarter we took meaningful actions to deliver on our transformation,” said Sam K. Reed, Chairman and Chief Executive Officer. “We are particularly pleased with the excellent progress we have made toward the integration of Private Brands. Our information technology work is progressing ahead of schedule and will strengthen our ability to support our customers’ private label growth initiatives. In addition, we completed the closure of two previously announced facilities, and at the end of April we announced the sale of our Soup and Infant Feeding business to Insight Equity.”

“Our new organizational structure is showing great promise – our sales teams delivered volume/mix growth in the first quarter despite the anemic and uneven sentiment across the entire food space, which posted a volume decline of 270 basis points,” Mr. Reed said.

OUTLOOK

“The retail landscape is evolving, and consumer buying patterns are shifting from traditional channels to specialized outlets and e-commerce channels. Many of our customers are responding by reinvesting in their corporate brands to offer consumers differentiated and more targeted offerings. Given the breadth and scope of our portfolio, we are uniquely positioned to serve our customers as they build their corporate brands,” said Mr. Reed. “As we enter the second quarter, we are intensely focused on growing our top line, optimizing our operations, and averting margin compression as we enter an inflationary commodity environment.”

[1]	Adjusted earnings per fully diluted share is a non-GAAP financial measure. See “Comparison of Adjusted Information to GAAP Information” below for the definition of adjusted earnings per fully diluted share, information concerning certain items affecting comparability, and a reconciliation of adjusted earnings per fully diluted share to earnings per fully diluted share, the most comparable GAAP financial measures.

TreeHouse expects the retail environment to remain soft in the second quarter of 2017. As noted during the first quarter, the Company expressed that its second quarter would be the lowest quarter of the year in terms of earnings. TreeHouse expects second quarter earnings per fully diluted share will be in the range of $0.45 to $0.55. Because the Company cannot predict some of the items included in reported GAAP results, such as the impact of foreign exchange, the second quarter forecast for both GAAP and adjusted earnings is the same.

With regard to the full year, TreeHouse provided a GAAP earnings per fully diluted share guidance range of $3.38 to $3.58 and reiterated its full year adjusted earnings per share guidance range of $3.50 to $3.70. The difference between the full year GAAP and adjusted (non-GAAP) guidance ranges is related to the impact of adjusting for the items noted in the earnings per share reconciliation table for the three months ended March 31, 2017, equating to $0.12 per fully diluted share.

FINANCIAL RESULTS

Net sales for the first quarter totaled $1.5 billion compared to $1.3 billion for the same period last year, an increase of 20.9%, due to an additional month of sales from the acquisition of the private brands operations of ConAgra Foods, Inc. (“Private Brands” or “the acquisition”) and favorable volume/mix, primarily in the Beverages segment, which was partially offset by lower pricing. Compared to the first quarter of last year, sales for the Baked Goods segment increased 55.4%; sales for the Beverages segment increased 19.2%; sales for Condiments segment increased 4.9%; sales for the Meals segment increased 18.9%; and sales for the Snacks segment increased 12.7%. Sales growth from the prior year was variable by segment, primarily related to the additional month of Private Brands business and the relative weighting of this business within the respective segments.

Reported gross margins were 18.6% in the first quarter of 2017 compared to 17.7% in the first quarter of the prior year, an increase of 90 basis points. Included in gross margin for the first quarter of 2017 was the impact of $2.4 million and $1.4 million related to product recall reimbursement recorded in Net sales and Cost of sales, respectively, and $4.2 million of restructuring and facility consolidation costs recorded in Cost of sales. Included in the first quarter of 2016 was $10.5 million of costs related to acquisition and integration activities and restructuring and facility consolidation costs. These items contributed 70 basis points to the overall 90 basis points increase in gross margin. The remaining increase in gross margin was primarily related to lower commodity costs and an additional month of relatively higher margin seasonal Private Brands products.

Selling and distribution expenses increased $19.1 million, or 22.3%, in the first quarter of 2017 compared to the same period in 2016. This increase was primarily due to an additional month of Private Band business in 2017. Selling and distribution costs as a percentage of net sales remained relatively flat year-over-year with a slight increase due to temporarily higher freight associated with one customer.

General and administrative expenses decreased by $15.5 million, or 16.4%, in the first quarter of 2017 compared to the same period in 2016. This decrease was due to higher acquisition and integration cost in the first quarter of 2016 compared to 2017, partially offset by an additional month of the Private Brands business in 2017. General and administrative expenses as a percentage of net sales decreased from 7.5% in the first quarter of 2016 to 5.2% in 2017 due to the change in acquisition and integration cost year-over-year. In the first quarter of 2016, the Company incurred approximately $33.0 million (2.6% of net sales) of acquisition and integration cost related to the Private Brands acquisition, compared to $3.6 million (0.2% of net sales) in the first quarter of 2017. Excluding the impact of acquisition and integration cost, general and administrative expense as a percentage of net sales was relatively flat year-over-year as increases related to the build-out of the new segment structure were largely offset by cost saving initiatives.

Amortization expense increased $4.8 million in the first quarter of 2017 compared to 2016, primarily due to the amortization of intangible assets from the Private Brands acquisition.

Other operating expense in the first quarter of 2017 was $6.8 million compared to $1.7 million in 2016. The increase was due to higher costs associated with restructurings that were announced in recent quarters with respect to the Company’s closure of the City of Industry, California; Ayer, Massachusetts; Azusa, California; Ripon, Wisconsin; Delta, British Columbia, Canada facilities, as well as the partial closure of the Battle Creek, Michigan facility.

Net interest expense increased $4.0 million in the first quarter of 2017 compared to the first quarter of 2016, due to higher debt and interest rates from financing the acquisition.

The Company’s foreign currency impact was a $0.1 million loss for the first quarter of 2017, compared to a gain of $4.1 million for the same period in 2016, primarily due to fluctuations in currency exchange rates between the U.S. and Canadian dollar during the respective quarters.

Other expense, net was $0.6 million for the first quarter of 2017, compared to $5.0 million in the first quarter of 2016. The change was due to non-cash mark-to-market adjustments on derivative contracts, primarily foreign currency contacts and interest rate swap agreements.

Income tax expense of $11.5 million was recorded in the first quarter of 2017 compared to a gain from taxes of $1.6 million for the same period of 2016. The effective rate was 29.0% in the first quarter of 2017 compared to 33.3% in the prior year’s first quarter. The Company’s effective tax rate may change from period to period based on recurring and non-recurring factors including the jurisdictional mix of earnings, enacted tax legislation, state income taxes, settlement of tax audits, and the expiration of the statute of limitations in relation to unrecognized tax benefits.

Net income for the first quarter of 2017 was $28.2 million, compared to a net loss of $3.2 million for the same period of the previous year. The reasons for this change are outlined in the individual line item discussion and analysis provided in the preceding paragraphs.

Adjusted EBITDAS was $154.1 million in the first quarter of 2017, a 23.0% increase compared to the first quarter of 2016. The increase in adjusted EBITDAS was driven by an additional month of Private Brands business, generally favorable commodity cost, and favorable trade spend (the Company lapped a first quarter 2016 suppler quality issue), partially offset by unfavorable pricing primarily from competitive pressure. Adjusted EBITDAS is a non-GAAP financial measure. See “Comparison of Adjusted Information to GAAP Information” below for the definition of adjusted EBITDAS and a reconciliation of adjusted EBITDAS to net income, the most comparable GAAP financial measure.

Fully diluted shares outstanding for the first quarter of 2017 increased to approximately 57.6 million shares compared to 52.7 million shares in the first quarter of 2016. The increase was primarily due to the weighted average impact of 13.3 million shares issued on January 26, 2016 in a public offering of the Company’s common stock, with the net proceeds of such offering used to partially fund the Private Brands acquisition. In the first quarter of 2016, the additional shares were outstanding for only a portion of the quarter.

The Company’s first quarter 2017 results included five items noted below that, in management’s judgment, affect the assessment of earnings. The first item was a $0.19 per share expense for restructuring and facility consolidation cost. The second item was a $0.06 per share expense for acquisition, integration, and related costs. The third item was a $0.01 per share gain for the foreign currency impact on the re-measurement of intercompany notes. The fourth item was a $0.06 per share gain for product recall reimbursement. The final item was a $0.06 per share gain reflecting the tax impact of the aforementioned adjusting items.

RECONCILIATION OF DILUTED EARNINGS (LOSS) PER SHARE TO ADJUSTED DILUATED EARNINGS PER SHARE

	Three Months Ended
	March 31,
	2017	2016
	(unaudited)
Diluted earnings (loss) per share per GAAP	$0.49	$(0.06)

Restructuring/facility consolidation costs	0.19	0.07
Acquisition, integration, and related costs	0.06	0.77
Mark-to-market adjustments	—	0.09
Foreign currency gain on re-measurement of intercompany notes	(0.01)	(0.12)
Product recall reimbursement	(0.06)	—
Tax impact of adjusting items	(0.06)	(0.27)

Adjusted diluted EPS	$0.61	$0.48

CHANGE IN SEGMENT REPORTING

In the first quarter of 2017, the Company completed changes in its organizational structure that resulted in a change in how the Company manages its business and allocates resources. The Company’s reportable segments are now organized and managed by products: Baked Goods, Beverages, Condiments, Meals, and Snacks. Previously, TreeHouse’s reportable segments were organized and managed by customer channels: North American Retail Grocery, Food Away From Home, and Industrial and Export. All prior period information has been recast to reflect this change.

The Company manages operations on a company-wide basis, thereby making determinations as to the allocation of resources in total rather than on a segment-level basis. The Company has designated reportable segments based on how management views its business. The reportable segments, as presented below, are consistent with the manner in which the Company reports its results to the Chief Operating Decision Maker. TreeHouse Foods’ segments are as follows:

Baked Goods – The Baked Goods segment sells candy; cookies; crackers; in-store bakery products; pita chips; pretzels; refrigerated dough; and retail griddle waffles and pancakes.

Beverages – The Beverages segment sells broths; liquid non-dairy creamer; non-dairy powdered creamers; powdered drinks; single serve hot beverages; specialty teas; and sweeteners.

Condiments – The Condiments segment sells aseptic cheese and pudding products; jams, preserves, and jellies; mayonnaise; Mexican, barbeque, and other sauces; pickles and related products; refrigerated and shelf stable dressings and sauces; and table and flavored syrups.

Meals – The Meals segment sells baking and mix powders; condensed, ready to serve, and powdered soups and gravies; infant feeding products; macaroni and cheese; pasta; ready-to-eat and hot cereals; and skillet dinners.

Snacks – The Snacks segment sells bars; dried fruit; snack nuts; trail mixes; and other wholesome snacks.

The Company evaluates the performance of its segments based on net sales dollars and direct operating income. In conjunction with the change in segments, the Company revised its calculation of direct operating income to include direct general and administrative expenses. Direct operating income is now defined as gross profit less freight out, sales commissions, and direct selling, general, and administrative expenses. All prior period information has been recast to reflect this change in Exhibit 99.2.

SEGMENT RESULTS

Baked Goods

Segment Metrics

	Three Months Ended
	March 31,
	2017	2016
	(unaudited)
Net sales	$341.1	$219.5
Direct operating income	41.9	28.8
Direct operating income percent	12.3%	13.1%

Net sales in the Baked Goods segment increased $121.6 million, or 55.4%, in the first quarter of 2017 compared to the first quarter of 2016. The change in net sales was primarily due to an additional month of Private Brands business in 2017. Direct operating income margin in the first quarter of 2017 decreased by 80 basis points to 12.3%, compared to 13.1% in the first quarter of 2016. This decrease was primarily due to unfavorable pricing, higher supply chain and operating costs, slightly higher freight rates, and the build-out of the segment structure, partially offset by lower commodity costs.

Beverages

Segment Metrics

	Three Months Ended
	March 31,
	2017	2016
	(unaudited)
Net sales	$268.0	$224.9
Direct operating income	58.7	57.7
Direct operating income percent	21.9%	25.7%

Net sales in the Beverages segment increased $43.1 million, or 19.2%, in the first quarter of 2017 compared to the first quarter of 2016. The change in net sales was primarily due to favorable volume/mix associated with additional distribution in the current quarter in the single serve beverage, broth, and non-dairy creamer categories, partially offset by unfavorable pricing due to competitive pressure. Direct operating income margin in the first quarter decreased by 380 basis points to 21.9%, compared to 25.7% in the first quarter of 2016. The decrease in direct operating income margin is primarily due to the impact of unfavorable pricing, higher commodity costs for oils and green coffee, unfavorable sales mix, and temporary freight cost increases, partially offset by favorable operating costs through cost savings initiatives.

Condiments

Segment Metrics

	Three Months Ended
	March 31,
	2017	2016
	(unaudited)
Net sales	$310.1	$295.6
Direct operating income	31.7	35.1
Direct operating income percent	10.2%	11.9%

Net sales in the Condiments segment increased $14.5 million, or 4.9%, in the first quarter of 2017 compared to the first quarter of 2016. The change in net sales was primarily due to an additional month of Private Brands business in 2017. Partially offsetting this increase was unfavorable volume/mix, primarily in the sauces and salsa categories, combined with unfavorable pricing mostly from competitive pressure. Direct operating income margin in the first quarter of 2017 decreased by 170 basis points to 10.2%, from 11.9% in the first quarter of 2016. This decrease is primarily due to the impact of higher commodity costs for soybean oil, spices, sweeteners, and packaging, as well as higher operating costs, partially offset by favorable foreign currency and cost saving initiatives.

Meals

Segment Metrics

	Three Months Ended
	March 31,
	2017	2016
	(unaudited)
Net sales	$324.0	$272.4
Direct operating income	34.0	26.4
Direct operating income percent	10.5%	9.7%

Net sales in the Meals segment increased $51.6 million, or 18.9%, compared to the first quarter of 2016. The change in net sales was primarily due to an additional month of Private Brands business in 2017. Partially offsetting this increase was unfavorable pricing related to commodity based price reductions and competitive pressure, along with unfavorable volume/mix. Direct operating income margin in the first quarter of 2017 increased by 80 basis points to 10.5%, from 9.7% in the first quarter in 2016. This increase was primarily due to an additional month of higher margin Private Brands business and lower commodity costs for durum, oats, rice, and corn, partially offset by higher operating costs and temporary freight cost increases.

Snacks

Segment Metrics

	Three Months Ended
	March 31,
	2017	2016
	(unaudited)
Net sales	$290.6	$257.8
Direct operating income	12.5	9.8
Direct operating income percent	4.3%	3.8%

Net sales in the Snacks segment increased $32.8 million, or 12.7%, in the first quarter of 2017 compared to the first quarter of 2016. The change in net sales was primarily due to an additional month of Private Brands business in 2017 and favorable pricing. Partially offsetting this increase was unfavorable volume/mix due, in part, to the exit from low margin co-pack business and weak consumer trends for private label snack nuts, trail mixes, and baking nuts in the first quarter of 2017 compared to the prior year. Direct operating income margin in the first quarter of 2017 increased 50 basis points to 4.3%, from 3.8% in the first quarter of 2016. This increase was primarily due to the impact of favorable sales mix and lower operating costs, partially offset by the build-out of the segment structure.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

We have included in this release measures of financial performance that are not defined by GAAP (“non-GAAP”). A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Comprehensive Income, and the Condensed Consolidated Statements of Cash Flows. We believe these measures provide useful information to the users of the financial statements as we also have included these measures in other communications and publications.

For each of these non-GAAP financial measures, we provide a reconciliation between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why management believes the non-GAAP measure provides useful information to financial statement users, and any additional purposes for which management uses the non-GAAP measure. This non-GAAP financial information is provided as additional information for the financial statement users and is not in accordance with, or an alternative to, GAAP. These non-GAAP measures may be different from similar measures used by other companies.

Adjusted Earnings Per Fully Diluted Share, Adjusting for Certain Items Affecting Comparability

Adjusted earnings per fully diluted share (“Adjusted Diluted EPS”) reflects adjustments to GAAP earnings per fully diluted share to identify items that, in management’s judgment, significantly affect the assessment of earnings results between periods. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. This measure is also used as a component of the Board of Director’s measurement of the Company’s performance for incentive compensation purposes. As the Company cannot predict the timing and amount of charges that include, but are not limited to, items such as acquisition, integration, and related costs, mark-to-market adjustments on derivative contracts, foreign currency exchange impact on the re-measurement of intercompany notes, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. The reconciliation of Adjusted Diluted EPS, excluding certain items affecting comparability, to the relevant GAAP measure of diluted EPS as presented in the Consolidated Statements of Operations, is presented above.

Adjusted Net Income and Adjusted EBITDAS, Adjusting for Certain Items Affecting Comparability

Adjusted net income represents GAAP net income (loss) as reported in the Condensed Consolidated Statements of Operations adjusted for items that, in management’s judgment, significantly affect the assessment of earnings results between periods as outlined in the Adjusted Diluted EPS section above. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. This measure is also used as a component of the Board of Director’s measurement of the Company’s performance for incentive compensation purposes and is the basis of calculating the Adjusted Diluted EPS metric outlined above.

Adjusted EBITDAS represents adjusted net income before interest expense, interest income, income tax expense, depreciation and amortization expense, and non-cash stock-based compensation expense. Adjusted EBITDAS is a performance measure commonly used by management to assess operating performance, and the Company believes it is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance between periods.

A full reconciliation between the relevant GAAP measure of reported net income (loss) for the three month periods ended March 31, 2017 and 2016 calculated according to GAAP, adjusted net income, and adjusted EBITDAS is presented in the attached tables. Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s first quarter earnings and its outlook will be held at 8:30 a.m. (Eastern Time) today. The live audio webcast and a supporting slide deck will be available on the Company’s website at http://www.treehousefoods.com/investor-relations.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a leading manufacturer of private label foods and beverages for both retail grocery and food away from home customers. With more than 50 manufacturing facilities across the United States, Canada, and Italy, we produce baked goods (refrigerated and frozen dough, cookies and crackers); beverages and beverage enhancers (single serve beverages, coffees, teas, creamers and powdered beverages); condiments (pourable and spoonable dressings, dips, pickles and sauces); meals (cereal, macaroni and cheese, pasta, side dishes and soup); and snacks (nuts, trail mix, bars, dried fruits and vegetables). We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic, and preservative free ingredients in many categories. Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information are based on our beliefs, as well as assumptions made by us, using information currently available. The words “anticipate,” “believe,” “estimate,” “project,” “expect,” “intend,” “plan,” “should,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. We do not intend to update these forward-looking statements following the date of this press release.

Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release and other public statements we make. Such factors include, but are not limited to: our level of indebtedness and related obligations; disruptions in the financial markets; interest rates; changes in foreign currency exchange rates; customer consolidation; raw material and commodity costs; competition; integration of the Private Brands acquisition and our ability to continue to make acquisitions in accordance with our business strategy or effectively manage the growth from acquisitions; changes and developments affecting our industry, including customer preferences; the outcome of litigation and regulatory proceedings to which we may be a party; product recalls; changes in laws and regulations; and other risks that are set forth in the Risk Factors section, the Legal Proceedings section, the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Annual Report on Form 10-K for the year ended December 31, 2016, and from time to time in our filings with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended
	March 31,
	2017	2016
	(unaudited)
Net sales	$1,536.2	$1,270.2
Cost of sales	1,249.8	1,045.6

Gross profit	286.4	224.6
Operating expenses:
Selling and distribution	104.6	85.5
General and administrative	79.1	94.6
Amortization expense	28.6	23.8
Other operating expense, net	6.8	1.7

Total operating expenses	219.1	205.6

Operating income	67.3	19.0
Other expense (income):
Interest expense	29.7	25.7
Interest income	(2.8)	(2.8)
Loss (gain) on foreign currency exchange	0.1	(4.1)
Other expense, net	0.6	5.0

Total other expense	27.6	23.8

Income (loss) before income taxes	39.7	(4.8)
Income taxes	11.5	(1.6)

Net income (loss)	$28.2	$(3.2)

Weighted average common shares:
Basic	56.9	52.7
Diluted	57.6	52.7
Net earnings (loss) per common share:
Basic	$0.50	$(0.06)
Diluted	0.49	(0.06)
Supplemental Information:
Depreciation and amortization	$72.4	$59.4
Stock-based compensation expense, before tax	7.5	6.2

The following table reconciles the Company’s net income (loss) to adjusted net income and adjusted EBITDAS for the three months ended March 31, 2017 and 2016:

TREEHOUSE FOODS, INC.

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME AND ADJUSTED EBITDAS

(In millions)

	Three Months Ended March 31,
	2017	2016
	(unaudited)
Net income (loss) per GAAP	$28.2	$(3.2)

Product recall reimbursement (1)	(3.8)	—
Foreign currency gain on re-measurement of intercompany notes (2)	(0.8)	(6.5)
Mark-to-market adjustments (3)	0.2	4.7
Acquisition, integration, and related costs (4)	3.7	41.3
Restructuring/facility consolidation costs (5)	11.0	3.9
Less: Tax impact of adjusting items	(3.5)	(14.4)

Adjusted net income	$35.0	$25.8
Interest expense	29.7	25.7
Interest income	(2.8)	(2.8)
Income taxes	11.5	(1.6)
Depreciation and amortization (6)	69.7	57.6
Stock-based compensation expense	7.5	6.2
Add: Tax impact of adjusting items	3.5	14.4

Adjusted EBITDAS	$154.1	$125.3

		Location in Condensed Consolidated Statements of Operations	Three Months Ended March 31,
			2017	2016
			(unaudited)
(1)	Product recall reimbursement	Net sales	$(2.4)	$—
		Cost of sales	(1.4)	—
(2)	Foreign currency gain on re-measurement of intercompany notes	Loss (gain) on foreign currency exchange	(0.8)	(6.5)
(3)	Mark-to-market adjustments	Other expense, net	0.2	4.7
(4)	Acquisition, integration, and related costs	General and administrative	3.6	33.0
		Other expense, net	0.1	0.1
		Cost of sales	—	8.2
(5)	Restructuring/facility consolidation costs	Other operating expense, net	6.8	1.6
		Cost of sales	4.2	2.3
(6)	Depreciation and amortization included in restructuring/facility consolidation costs	Cost of sales	2.7	1.8